
                                                                     EXHIBIT 2.1

                               PURCHASE AND SALE

                                   AGREEMENT

                                    BETWEEN

                              MARATHON OIL COMPANY

                                      and

                            CRETE OIL COMPANY, INC.

                                     dated

                                October 31, 1995
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ARTICLE I  EXHIBITS..................................      1
  1.1 Exhibits.......................................      1

ARTICLE II  SALE AND PURCHASE........................      2
  2.1 Assets Involved................................      2

ARTICLE III  PURCHASE PRICE..........................      4
  3.1 Performance....................................      4
  3.2 Purchase Price.................................      4
  3.3 Crude Oil in Storage...........................      4
  3.4 Property Exchange..............................      5

ARTICLE IV  REPRESENTATIONS OF MOC...................      5
  4.1 Existence......................................      5
  4.2 Power..........................................      5
  4.3 Authorization..................................      6

ARTICLE V  REPRESENTATIONS OF PURCHASER..............      6
  5.1 Existence......................................      6
  5.2 Power..........................................      7
  5.3 Authorization..................................      7
  5.4 Further Distribution...........................      7

ARTICLE VI  PRE-CLOSING OBLIGATIONS OF MOC...........      8
  6.1 Hart-Scott-Rodino Act..........................      8
  6.2 Operations.....................................      8
  6.3 Permissions....................................      9
  6.4 Notices to Holders of Preferential Purchase
       Rights and Rights to Consent..................      9
  6.5 Access.........................................      9

ARTICLE VII  PRE-CLOSING OBLIGATIONS OF PURCHASER....      9
  7.1 Hart-Scott-Rodino Act..........................      9
  7.2 Indemnity Regarding Access.....................     10
  7.3 Permissions....................................     10
  7.4 Confidentiality................................     11

ARTICLE VIII  MOC'S CONDITIONS OF CLOSING............     12
  8.1 Representations................................     12
  8.2 Performance....................................     12
  8.3 Officer's Certificate..........................     12
  8.4 Pending Matters................................     12
  8.5 Opinion of Purchaser's Counsel.................     13
  8.6 Governmental Bond..............................     13

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  8.7   Corporate Documentation.........................   14

ARTICLE IX  PURCHASER'S CONDITIONS OF CLOSING...........   14
  9.1   Representations.................................   14
  9.2   Performance.....................................   14
  9.3   Officer's Certificate...........................   14
  9.4   Pending Matters.................................   15
  9.5   Opinion of MOC's Counsel........................   15
  9.6   Litigation......................................   16
  9.7   Default.........................................   16
  9.8   Environment.....................................   17

ARTICLE X  OPERATORSHIP.................................   18
  10.1  Resignation of Operator and Selection of
         Successor Operator.............................   18

ARTICLE XI  CASUALTY LOSS...............................   18
  11.1  Casualty Loss of Assets.........................   18

ARTICLE XII  EMPLOYEES..................................   18
  12.1  Union Location..................................   18
  12.2  No Third Party Beneficiaries....................   19

ARTICLE XIII  CLOSING...................................   19
  13.1  Time and Place..................................   19
  13.2  Closing Obligations.............................   19

ARTICLE XIV  WARRANTY OF TITLE..........................   20
  14.1  Warranty of Title...............................   20
  14.2  Definition of Title Defect......................   20
  14.3  Definition of Permitted Encumbrances............   21

ARTICLE XV  POST CLOSING OBLIGATIONS....................   22
  15.1  Receipts and Credits............................   23
  15.2  Assumption of Obligations and Indemnities.......   23
  15.3  Call on Oil.....................................   26
  15.4  Records.........................................   26
  15.5  Employment......................................   26
  15.6  Further Assurances..............................   27

ARTICLE XVI  TERMINATION................................   27
  16.1  Right of Termination............................   27
  16.2  Effect of Termination...........................   27
  16.3  MOC Rights Upon Termination.....................   29
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  16.4  Return of Financial Data........................   29
  17.1  Apportionment of Real Property Taxes............   29
  17.2  Sales Taxes.....................................   30
  17.3  Other Taxes.....................................   31
  17.4  Taxes Paid For Others...........................   31
  17.5  Cooperation.....................................   31

ARTICLE XVIII  PREFERENTIAL PURCHASE RIGHTS AND RIGHTS
 TO CONSENT.............................................   32
  18.1  Exercise of Preferential Purchase Rights........   32
  18.2  Non-Consents to Assignments.....................   33
  18.3  Excluded Leasehold Interest.....................   33
  18.4  Support for Excluded Leasehold Interests........   34

ARTICLE XIX  INDEPENDENT INVESTIGATION AND DISCLAIMER...   34

ARTICLE XX  MISCELLANEOUS...............................   35
  20.1  Governing Law...................................   35
  20.2  Entire Agreement................................   36
  20.3  Waiver..........................................   36
  20.4  Captions........................................   36
  20.5  Assignment......................................   36
  20.6  Notices.........................................   36
  20.7  Expenses........................................   37
  20.8  Severability....................................   37
  20.9  Publicity.......................................   38
  20.10 Use of MOC's Name...............................   38
  20.11 Consequential Damages...........................   38
  20.12 Brokers' and Finders' Fees......................   38
  20.13 Survival........................................   39


     This Purchase and Sale Agreement (this "Agreement") is made as of October 31, 1995, by and between Marathon Oil Company, an Ohio corporation ("MOC"), and Crete Oil Company, Inc., an Illinois corporation ("Purchaser").

                                    RECITALS

     Whereas, MOC desires to sell and Purchaser desires to purchase certain oil and gas properties and related rights on the terms and conditions provided in this Agreement;

     Now, therefore, MOC and Purchaser agree as follows:

                             ARTICLE I    EXHIBITS

     1.1  Exhibits.   The following Exhibits (with their respective schedules)
are attached and are made a part hereof:
     (a)  (i)   Exhibit A1 - "Oil and Gas Leasehold Interests."
          (ii)  Exhibit A2 - "Overriding Royalty Interests."
          (iii) Exhibit A3 - "Mineral Interests Owned in Fee."
          (iv)  Exhibit A4 - "Surface Owned in Fee."
          (v)   Exhibit A5 - "Surface Leases."
          (vi)  Exhibit A6 - "Easements."
          (vii) Exhibit A7 - "Miscellaneous Agreements."

     (b) Exhibit B - "Excluded Items and Reserved Interests."
     (c) Exhibit C - "Preferential Purchase Rights and Rights to Consent."
     (d) Exhibit D - "Pending Litigation, Contractual Defaults and
                      Conditions Affecting the Environment."
     (e) Exhibit E - "Instrument of Conveyance."

                         ARTICLE II  SALE AND PURCHASE

          2.1 Assets Involved. Subject to the terms and conditions of this Agreement, MOC shall sell and Purchaser shall purchase, effective as of November 1, 1995 at 7:00 a.m. Central Standard Time (the "Effective Date"), as hereinafter provided, all of MOC's right, title and interest in the following assets (the "Assets"):
          (a) The oil and gas leases described at Exhibit A1 (the "Leasehold Interests") and the overriding royalty and fee mineral interests described at Exhibits A2 and A3, together with all of MOC's right, title and interest in respect of any pooled or unitized acreage of which any such leases and interests are a part, and, subject to the conditions set forth in Exhibit B, all of MOC's right, title and interest in the surface interests described at Exhibits A4 and A5 and the easements described at Exhibit A6 (all of which are collectively referred to as the "Subject Interests");
          (b) To the extent attributable or allocable to the Subject Interests, all of MOC's right, title and interest in and to (i) all wells, equipment and facilities, except as set forth at Exhibit B, which are located on (or in the case of line injection wells, on or adjacent to) or used exclusively and directly in connection with the production, treatment or transportation of oil and gas from the Subject Interests, (ii) to the extent they are assignable, all orders, contracts, agreements and other instruments which affect the Subject Interests, including, but not limited to, those described at Exhibits A1 through A7 [but not including the following: insurance contracts held by MOC; orders, contracts, agreements and other instruments which include or affect oil and gas properties of MOC other than the Subject Interests; and production sales agreements with any affiliates or subsidiaries of MOC, the collective bargaining agreement between MOC and Local No. 7-482 of the Oil, Chemical and Atomic Workers International Union], (iii) to the extent they are assignable and subject to the conditions set forth in Exhibit B, all easements, licenses, authorizations, permits and similar rights and interests which affect, but only to the extent they affect, the Subject Interests and (iv) to the extent they are assignable, all other rights, privileges, benefits and powers conferred upon the owner and holder of the Subject Interests, but not including any and all assets, facilities, contract, real and personal property (whether tangible or intangible) owned or operated by MOC's refining, pipeline, supply and transportation or marketing organizations;
          (c) Subject to Section 15.4, copies of general operating records, well files, lease files, contract files (including unit and operating agreement files), land files, regulatory reports and certificates, abstracts and title opinions pertaining to the Subject Interests; but not including all of the following: any legal files, attorney-client communications or attorney work product; MOC's geophysical and geological data base (the "Data Base") for which there is a contractual prohibition upon transfer or licensing to Purchaser; auditors' reports; and reserve reports.

                          ARTICLE III  PURCHASE PRICE

          3.1 Performance Deposit. Contemporaneously with the execution of this agreement, Purchaser has paid MOC a partial Performance Deposit in the amount of $250,000.00. On or before December 1, 1995, Purchaser shall remit $1,750,000.00 to MOC as balance of the Performance Deposit. In the event that the transactions contemplated by this Agreement are consummated, the Performance Deposit, together with simple interest thereon at the rate of six and on-half percent (6.5%) per annum (the "Interest Amount"), shall be applied to the Purchase Price at Closing. In the event that this Agreement is terminated, the remitted Performance Deposit and the Interest Amount, thereon, shall be applied in accordance with the provisions of Section 16.2.

          3.2 Purchase Price. The aggregate Purchase Price for the Assets shall be cash in the amount of Forty-six Million Two Hundred Thousand Dollars US ($46,200,000.00 US) (the "Purchase Price"). Unless otherwise agreed to by MOC and Purchaser prior to the Closing Date, or as modified by Section 3.4; payment of the Purchase Price, minus the Performance Deposit and the Interest Amount, shall be by wire transfer of federal (same day) funds by Purchaser to MOC's designated United States bank account at Closing (as defined in Section 13.1).

          3.3 Crude Oil in Storage. All oil in storage, above one foot (1') from the bottom of the tanks, as of 7:00 a.m. Central Standard Time on the Effective Date which is credited to the Subject Interests shall remain the property of MOC.

          3.4 Property Exchange. MOC may desire to structure the conveyance of a portion of the real property subject to this Agreement as an exchange under
Section 1031 of the Internal Revenue Code of 1986. MOC will have up to forty-five (45) days after Closing to designate exchange properties. The conveyance of such real property and the manner of payment of the Purchase Price under
Section 3.2 with respect to such real property shall be modified as necessary to satisfy the requirements of Section 1031.

                       ARTICLE IV  REPRESENTATIONS OF MOC

MOC represents and warrants to Purchaser that:

          4.1 Existence. MOC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to carry on its business in the States of Illinois, Indiana and Kentucky.

          4.2  Power.   MOC has the corporate power to enter into and perform
this Agreement and the transactions contemplated hereby. Subject to any applicable requirements under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") , to any preferential purchase rights, rights to consent and restrictions on assignment of the type generally found in the oil and gas industry, and to rights to consent by governmental entities and required notices to and filings with governmental entities where the same are customarily obtained or made subsequent to the assignment of oil and gas interests and leases, the execution, delivery and performance of this Agreement by MOC, and the transactions contemplated hereby, will not violate (i) any provision of the articles of incorporation or by laws of MOC, (ii) any material agreement or instrument to which MOC is a party or by which MOC is bound, (iii) any judgement, order, ruling, or decree applicable to MOC as a party in interest, or (iv) to the best of MOC's knowledge, any law, rule or regulation applicable to MOC.

          4.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions on the part of MOC. This Agreement has been duly executed and delivered on behalf of MOC and at the Closing all documents and instruments required hereunder to be executed and delivered by MOC shall have been duly executed and delivered. This Agreement does, and all such documents and instruments shall, constitute legal, valid and binding obligations of MOC enforceable in accordance with their terms.

                    ARTICLE V  REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants to MOC that:

          5.1 Existence. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and is duly qualified to carry on its business in the State of Illinois, Indiana and Kentucky as of the Closing

Date.

          5.2 Power. Purchaser has the corporate power to enter into and perform this Agreement and the transactions contemplated hereby. Subject to any applicable requirements under the HSR Act, and to any rights to consent by governmental entities and required notices to and filings with governmental entities where the same are customarily obtained or made subsequent to the assignment of oil and gas interests and leases, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not violate (i) any provision of the articles of incorporation or bylaws of Purchaser, (ii) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (iii) any judgement, order, ruling, or decree applicable to Purchaser as a party in interest, or (iv) to the best of Purchaser's knowledge, any law, rule or regulation applicable to Purchaser.

          5.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate actions on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms.

          5.4 Further Distribution. Purchaser is acquiring the Assets for its own account and not with a view to, or for offer or resale in connection with, a distribution or transfer thereof within the meaning of the Securities Act of 1933 and the rules and regulations pertaining to it or in violation of any applicable federal and state securities laws.

                   ARTICLE VI  PRE-CLOSING OBLIGATIONS OF MOC

          6.1 Hart-Scott-Rodino Act. MOC shall prepare and submit, in a timely manner, any necessary filings for MOC in connection with the transactions contemplated by this Agreement under the HSR Act and the rules and regulations thereunder. MOC shall request expedited treatment of such filings by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to Purchaser copies of all such filings made under the HSR Act at the same time as they are filed with the government.

          6.2  Operations.   From the date of this Agreement until Closing (the
"Interim Period"), except as otherwise approved by Purchaser, MOC (i) shall operate and maintain those Assets operated by MOC in a reasonably prudent and workmanlike manner, (ii) shall not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets (other than as required in connection with the exercise by third parties of preferential rights to purchase any of the Assets), and (iii) shall not commence or consent to any individual operation on the Assets that it has not previously committed to and that may be expected to cost in excess of $20,000.00

(except for emergency operations).

          6.3 Permissions. During the Interim Period, MOC will cooperate with Purchaser in Purchaser's efforts pursuant to Section 7.3 to obtain all permissions, approvals, and consents by federal, state and local governmental authorities and others as may be required to consummate the sale contemplated hereunder.

          6.4 Notices to Holders of Preferential Purchase Rights and Rights to Consent. MOC shall, except as noted on Exhibit C, send to each holder of a preferential purchase right set forth at Exhibit C a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those Subject Interests covered by such right on substantially the terms hereof, and for a portion of the Purchase Price determined in accordance with
Section 18.3 if the Subject Interest is a Leasehold Interest, or for the amount specified in Exhibit C if the Subject Interest is not a Leasehold Interest. In addition, MOC shall, except as noted on Exhibit C, send to each holder of a right to consent to an assignment set forth in Exhibit C a request that the holder consent to the assignment of the Subject Interest to which its right applies.

          6.5 Access. During the Interim Period and subject to Section 7.2, MOC shall allow Purchaser to have, upon reasonable prior notice and only during normal work hours, access to the Assets.

               ARTICLE VII  PRE-CLOSING OBLIGATIONS OF PURCHASER

          7.1  Hart-Scott-Rodino Act.   Purchaser shall prepare and submit, in a
timely
manner, any necessary filings for Purchaser in connection with the transactions contemplated by this Agreement under the HSR Act and the rules and regulations thereunder. Purchaser shall request expedited treatment of such filings by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to MOC copies of all filings made under the HSR Act at the same time as they are filed with the government.

          7.2  Indemnity Regarding Access.   Purchaser shall and do hereby
covenant and agree to indemnify, defend and hold harmless MOC, its officers, directors, employees, agents, co-lessees a co-venturers (if any), from and against any and all claims, liabilities, damages, losses, costs and expenses (including without limitation, court costs and reasonable attorney's fees) whether or not based on a theory of negligence, negligence per se, strict liability, willful misconduct, products liability, condition of premises or other theory of liability, in connection with personal injuries, including death, or property damage or loss arising out of or relating to the access of Purchaser, it officers, employees, and representatives to the Assets during the Interim Period, as permitted under this Agreement; provided however, this indemnity shall not include any claims, liabilities, damages, losses, costs or expenses caused by MOC's gross negligence or willful misconduct.

          7.3 Permissions. During the Interim Period, Purchaser will use reasonable efforts to obtain all permissions, approvals, and consents by federal, state and local governmental authorities and others as may be required to consummate the sale contemplated hereunder (excluding governmental permissions, approvals and consents which are customarily obtained after the assignment of an oil and gas lease or interest).

          7.4 Confidentiality. Until after Closing (and without limitation as to time if Closing should not occur for any reason) , except as required by law, Purchaser and its officers, employees, agents and representatives', will hold in strict confidence all information, data and documents obtained from MOC in connection with the transactions contemplated by this Agreement, except any such information, datum or document which (i) at the time of disclosure to Purchaser by MOC is in the public domain, (ii) after disclosure to Purchaser by MOC becomes part of the public domain by publication or otherwise, except by breach of this commitment by Purchaser, or by breach by Purchaser of that certain Confidentiality Agreement dated June 19, 1995, between MOC and Purchaser, (iii) Purchaser can establish by competent proof was rightfully in its possession at the time of disclosure to Purchaser by MOC, (iv) Purchaser rightfully received from third parties free of any obligation of confidence, or (v) is developed independently by Purchaser, provided the information, datum or document developed shall not be derived from data, information, or documents obtained from MOC in connection with the transactions contemplated by this Agreement.
The obligations of Purchaser under this Section 7.4 shall be in addition to, and not in lieu of, Purchaser's obligations under that certain Confidentiality Agreement dated June 19, 1995, between MOC and Purchaser. In addition, Purchaser agrees that if this Agreement is terminated for any reason whatsoever,

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Purchaser, at MOC's request, shall promptly return to MOC all documents furnished to Purchaser, its officers, employees, agents and representatives in connection with this Agreement, or Purchaser's investigation of the Assets, and shall destroy documents derived or created by Purchaser from any information, data or documents furnished by MOC.

                   ARTICLE VIII  MOC'S CONDITIONS OF CLOSING

MOC's obligation to consummate the transaction provided for herein is subject to the satisfaction or waiver by MOC of the following conditions:

          8.1 Representations. The representations and warranties of Purchaser contained in Article V shall be true and correct in all material respects on the date of this Agreement and Closing Date as though made on and as of those dates.

          8.2 Performance. Purchaser shall have performed in all material respects the obligations, covenants and agreements contained in Article VII to be performed by it at or prior to the Closing.

          8.3 Officer's Certificate. Purchaser shall have delivered to MOC a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Purchaser that, to the best of its knowledge, the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

          8.4 Pending Matters. No suit, action or other proceeding by a governmental authority shall be pending or threatened which seeks substantial damages from MOC in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

          8.5 Opinion of Purchaser's Counsel. Purchaser shall have delivered to MOC an opinion of Purchaser's counsel, Scott Helmholz, Esq., dated as of Closing, in form and substance satisfactory to MOC, to the effect that:
          (a) Purchaser is a corporation duly organized, validly existing and in good standing existing and in good standing under the laws of the State of Illinois and is duly qualified to carry on its business in the States of Illinois, Indiana and Kentucky;
          (b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on part of Purchaser; and
          (c) This Agreement and all documents and instruments executed by Purchaser at Closing have been duly executed and delivered on behalf of Purchaser, and constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms.

          In giving this opinion, Purchaser's counsel may rely upon certificates of governmental officials and of Purchaser's officers as to matters of fact, and may qualify the opinion with such other assumptions and exceptions as are reasonably acceptable to MOC.

          8.6 Governmental Bond. Purchaser shall have delivered to MOC either copies of any bonds, satisfactory to MOC, covering any MOC operated Subject Interests required under any laws, rules or regulations of any federal, state or local governmental agencies having jurisdiction over the Assets, or a commitment by a surety company, satisfactory to MOC, to issue such bonds upon Closing.

          8.7 Corporate Documentation. Purchaser, on or before the Closing Date, shall have provided MOC copies of Purchaser's Articles of Incorporation, and all amendments thereto, certified by the Secretary of State of its state of incorporation, together with true and correct copies of the by-laws (or comparable document) for Purchaser, certified by Purchaser's secretary. Purchaser shall also have provided certificates of good standing from the Secretary of State of its state of incorporation and the States of Illinois, Indiana and Kentucky.

                 ARTICLE IX  PURCHASER'S CONDITIONS OF CLOSING

          Purchaser's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver by Purchaser of the following conditions:

          9.1 Representations. The representations and warranties of MOC contained in Article IV shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as though made on and as of those dates.

          9.2 Performance. MOC shall have performed in all material respects the obligations, covenants and agreements contained in Article VI to be performed by it at or prior to the Closing.

          9.3 Officer's Certificate. MOC shall have delivered to Purchaser a certificate of a corporate officer, dated the date of Closing, certifying on behalf of MOC, that to the best of its knowledge, the conditions set forth in Sections 9.1 and 9.2 have been fulfilled.

          9.4 Pending Matters. No suit, action or other proceeding by a governmental authority shall be pending or threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

          9.5 Opinion of MOC's Counsel. MOC shall have delivered to Purchaser an opinion of MOC's counsel, Jeffrey L. Benson, Senior Attorney, dated the date of Closing, in form and substance satisfactory to Purchaser, to the effect that:
          (a) MOC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified to carry on business in the State of Illinois, Indiana and Kentucky;
          (b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of MOC; and
          (c) This Agreement and all documents and instruments executed by MOC at Closing have been duly executed and delivered on behalf of MOC, and constitute legal, valid and binding obligations of MOC enforceable in accordance with their terms.

          In giving this opinion, MOC's counsel may rely upon certificates of governmental officials and of MOC's officers as to matters of fact, and may qualify the opinion with such other assumptions and exceptions as are reasonably acceptable to Purchaser.

          9.6 Litigation. Except as described in Exhibit D, or as revealed to Purchaser in a separate writing or in the data room prior to execution of this Agreement, as of the execution of this Agreement, MOC has not received official notice of and is not aware of any legal, administrative or arbitration proceeding or any claim (including, but not limited to, any audit claim under any operating agreement where MOC is the operator), pending or threatened against MOC or directly involving the Assets, that reasonably is expected to materially and adversely affect the value of the Assets taken as a whole after the Closing Date. If prior to Closing, Purchaser discovers any such proceeding or claim which existed as of the execution of this Agreement but was not disclosed by MOC as provided above, Purchaser shall, no later than fifteen (15) days prior to the Closing Date, notify MOC in writing of such proceeding or. claim. The parties will then negotiate in good faith to arrive at a mutually acceptable written agreement concerning such proceeding or claim. If the parties do not reach agreement by the closing Date, the sale shall nevertheless close if MOC agrees to retain the liability for such proceeding or claim.

          9.7 Default. Except as set forth at Exhibit D, or as revealed to Purchaser in a separate writing or in the data room prior to the execution of this Agreement, MOC, as of the execution of this Agreement, is not aware of any default under or violation of any agreement or obligation to which the Assets may be subject that reasonably is expected to materially and adversely affect the value of the Assets taken as a whole after the Closing Date. If prior to Closing, Purchaser discovers any such default which existed as of the execution of this Agreement but was not disclosed by MOC as provided above, Purchaser shall, no later than fifteen (15) days prior to the Closing Date, notify MOC in writing of such default. The parties will then negotiate in good faith to arrive at a mutually acceptable written agreement concerning such default. If the parties do not reach agreement by the Closing Date, the sale shall nevertheless close if MOC agrees to retain the liability for such default.

          9.8 Environment. Except as described at Exhibit D, or as revealed to Purchaser in a separate writing or in the data room prior to the execution of this Agreement, as of the execution of this Agreement, MOC, through its operations, has not created a condition of or upon the Subject Interests of which it is aware which (i) adversely affects the environment and (ii) is reasonably expected to materially and adversely affect the value of the Assets taken as a whole after the Closing Date. If, prior to Closing, Purchaser discovers such a condition which existed as of the execution of this Agreement but was not disclosed by MOC as provided above, Purchaser shall, no later than fifteen (15) days prior to the Closing Date, notify MOC in writing of such condition. The parties will then negotiate in good faith to arrive at a mutually acceptable written agreement concerning such condition. If the parties do not reach agreement by the Closing Date, the sale shall nevertheless close if MOC agrees to retain the liability for such condition.

                            ARTICLE X  OPERATORSHIP

          10.1  Resignation of Operator and Selection of Successor Operator.
MOC is operator of certain oil and gas leases owned by MOC and others including, but not limited to, unitized and pooled areas, which are part of the Assets, and shall resign as operator of these properties as soon as reasonably possible after the Closing of this transaction. Although Purchaser hereby represents that it desires to succeed MOC as operator of these properties, MOC makes no warranty or representation concerning Purchaser's ability to become successor operator to MOC. The resignation of operator and selection of a successor operator in such circumstances is controlled by applicable agreements, such as unit agreements, pooling agreements and joint operating agreements. MOC agrees to cooperate with Purchaser's efforts to be selected as operator of these properties. Purchaser represents that it will act expeditiously to take all reasonable measures., including, but not limited to, taking action prior to Closing if the parties agree that it is appropriate, to be appointed successor operator or have a successor operator to MOC appointed as soon as possible after MOC resigns, in accordance with the applicable agreements.

                           ARTICLE XI  CASUALTY LOSS

          11.1 Casualty Loss of Assets. If prior to Closing any of the Assets are damaged or destroyed by fire or other casualty, the Purchase Price shall not be reduced, unless such damage or destruction is caused by the gross negligence or willful misconduct of MOC.

                             ARTICLE XII  EMPLOYEES

          12.1 Union Location. Purchaser acknowledges that some employees presently employed by MOC and working at or about the Subject Interests are represented by Local No. 7-482 of the Oil, Chemical and Atomic Workers International Union.

          12.2 No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer upon or deny, any employee of MOC any rights or remedies including, but not limited to, any rights of employment with MOC or Purchaser for any specified period of time.

                             ARTICLE XIII  CLOSING

   13.1 Time and Place. If the conditions to Closing have been satisfied or waived, the consummation of the transactions contemplated hereby (the "Closing") shall be held at MOC's offices in Oklahoma City, Oklahoma, or at a mutually agreeable location at 9:00 O'clock a.m. Central Standard Time on or before December 28, 1995, unless delayed by mutual consent of the parties (the actual date of Closing being herein referred to as the "Closing Date"), provided, however, that if the necessary waiting period with respect to filings under the HSR Act has not expired by that date, the Closing shall occur five (5) business days after the expiration of such waiting period.

   13.2  Closing Obligations.  At the Closing:
    (a) MOC shall execute, acknowledge and deliver to Purchaser, and Purchaser will execute and acknowledge such sufficient copies of the Instrument of Conveyance, in substantially the form set forth at Exhibits E, (the "Deed and Assignments") as may be necessary for recording in the applicable county records and for each party to retain duplicate originals for their records;
    (b) MOC shall execute such other instruments, including any instrument required under the Illinois Responsible Property Transfer Act, the Indiana Voluntary Remediation of Hazardous Substances and Petroleum Act, and take such other action as may be necessary to carry out its obligations under this Agreement;

    (c) MOC and Purchaser shall execute and exchange duplicate originals of a Closing statement (the "Closing Statement"). The Closing Statement shall account for the Purchase Price, the Performance Deposit, the Interest Amount, and all revenue, fees, expenses, costs, taxes and other items attributable or allocable to either of the parties under this Agreement through midnight Central Standard Time on December 31, 1995. Where the actual amounts of such items are not known as of the Closing, they shall be estimated in good faith and shall be reconciled within ninety (90) days after the Closing;
    (d) Purchaser shall make payment of the Purchase Price in the manner described in Section 3.2 and Section 3.4 (if applicable);
    (e) Purchaser shall execute such other instruments, including any instruments required under the Illinois Responsible Property Transfer Act, the Indiana Voluntary Remediation of Hazardous Substances and Petroleum Act, and take such other action as may be necessary to carry out its obligations under this Agreement;
    (f) MOC and Purchaser shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Assets; and
    (g) MOC and Purchaser shall execute effective as of midnight Central Standard Time on December 31, 1995, all required state change of operatorship and ownership forms, and they shall be thereafter forwarded by MOC or Purchaser, as may be appropriate, to the applicable state agencies.

                         ARTICLE XIV  WARRANTY OF TITLE

          14.1  Warranty of Title.   The Leasehold Interest described at
Exhibit A1 and the overriding and fee mineral interests described at Exhibits A2 and A3 shall be sold with a warranty against Title Defects as defined in Section 14.2

          14.2 Definition of Title Defect. The term "Title Defect" as used herein shall mean any material encumbrance, encroachment, irregularity, defect in or objection to MOC's title (expressly excluding "Permitted Encumbrances", as defined in Section 14.3) that, alone or in combination with other defects, renders MOC's title less than that which is customarily regarded as acceptable in the industry for producing oil and gas properties. In evaluating whether an encumbrance, encroachment, irregularity defect in or objection to title is material, due consideration shall be given to the length of time that the property involved has been or is in "pay status" and whether such defect is of the type expected to be encountered in the area involved and customarily acceptable to prudent operators and interest owners. Such usual and customary defects include, but are not limited to defects that have been cured by possession under applicable statues of limitation; defects which are more than forty (40) years old; defects in the early chain of title such as failure recite marital status in documents and omission of heirship succession proceedings; lack of survey; and failure to record releases of liens, production payments or mortgages that have expired of their own terms.

          14.3 Definition of Permitted Encumbrances. As used herein, the term "Permitted Encumbrances" shall mean:
          (a) Lessors' royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of the burdens does not operate to reduce the interest of MOC with respect to all oil and gas produced from (or, where subject to a unit or pooling agreement, allocated to) any leasehold or interest below the "Net Revenue Interest" or "NRI" for such Leasehold Interest as set forth at Exhibit A1, A2, or A3;
          (b) Division orders and sales contracts terminable without penalty upon no more than ninety (90) days' notice to the Purchaser;
          (c) Preferential rights to purchase, rights to consent and restrictions on assignment of the type generally found in the oil and gas industry;
          (d) Materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to law, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or
(iii)if their validity is being contested in good faith by appropriate action;
          (e) All rights to consent by, required notices to, filing with or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;
          (f) Rights of reassignment;
          (g) Easements, rights-of-way, servitude, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; covenants or other restrictions; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the leases or interests;
          (h) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the leaseholds and interests which individually or in the aggregate do not reduce the interest of MOC with respect to all oil and gas produced from (or, where subject to a unit or pooling agreement, allocated to) any leasehold or interest below the "Net Revenue Interest" or "NRI" set forth at Exhibit A1, A2, or A3;
          (i) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the leaseholds or interests in any manner, and all applicable laws, rules and orders of governmental authority;
          (j) Any Title Defects as Purchaser may have expressly waived in writing;
          (k) The terms and conditions of all leases, agreements, orders, instruments and documents and all defects described in or referred to in the Exhibits hereto;
          (l) Failure to produce oil, gas or other hydrocarbons paying quantities from a lease or interest, or lands pooled therewith; and
          (m) Taxes not yet due or not yet delinquent.

                      ARTICLE XV  POST CLOSING OBLIGATIONS

          15.1  Receipts and Credits.   All monies, proceeds, receipts, credits
and income attributable to the Assets for all periods of time subsequent to the Effective Date, shall be the sole property and entitlement of the Purchaser, and, to the extent received by MOC, MOC shall fully disclose, account for and transmit same to Purchaser. All monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time prior to the Effective Date, shall be the sole property and entitlement of MOC and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to MOC. Except for those matters for which MOC is indemnified in Section 15.2, all costs, expenses, taxes and disbursements, including without limitation, employee salaries, taxes, assessments, benefit costs and related items, attributable to periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of MOC and MOC shall promptly pay, or if paid by Purchaser, reimburse Purchaser for same. All costs, expenses, taxes and disbursements, including without limitation, employee salaries, taxes, assessments, benefit costs and related items, attributable to the Assets for all periods of time subsequent to the Effective Date, regardless of when due or payable, shall be the sole obligation of the Purchaser and Purchaser shall promptly pay, or, if paid by MOC, reimburse MOC for same.

          15.2  Assumption of Obligations and Indemnities.  If Closing occurs:
          (a) Purchaser hereby agrees and shall agree, in writing, in the instrument conveying the Assets, as of the Effective Date, to assume, perform and comply with all of the provisions and obligations (express or implied) that are attributable to the Assets, whether existing as of the Effective Date or later arising, including, but not limited to: all of the terms and conditions of all applicable and valid agreements, contracts and instruments, including, but not limited to, those described at Exhibits A1 through A7, all lease agreements, unit agreements, joint operating agreements, pooling agreements, communitization agreements and easements and rights-of-way; all existing lease burdens (including, but not limited to, royalties, overriding royalties, production payments, net profits interests, carried working interests or similar burdens); all duties imposed by governmental law, rule or regulation; and the obligations to properly and timely plug and abandon all wells (from the surface down to the total depth drilled) now located on the Subject Interests (or in the case of line injection wells, on or adjacent to the Subject Interests) regardless of by whom they were drilled and all wells hereafter drilled on the Subject Interests by Purchaser, its successors or assigns, to properly and timely remove all buildings, equipment and materials from the Subject Interests upon cessation of use thereof, and to properly and timely restore the surface of the Subject Interests. Anything to the contrary in this Agreement notwithstanding, Purchaser does not agree to assume or perform the provisions of the collective bargaining agreement between MOC and Local No. 7-482 of the Oil, Chemical and Atomic Workers International Union.
          (b) Except only as provided at Section 15.2(c), below, Purchaser agrees, effective as of the Effective Date, to indemnify, defend and hold harmless MOC, its officers, directors, employees, parent, affiliate and subsidiary corporations, from and against any and all claims, demands, liabilities, costs, judgments, expenses (including, without limitation, court costs and reasonable attorney's fees), damages and losses of whatsoever kind or nature, that are attributable to the Assets or their operation; including, but not limited to, with respect to all of the following: (i) the obligations assumed by Purchaser in Section 15.2(a), above, and the operations and activities contemplated at Subsection 15.2 (a) , above; (ii) damage to or loss of property or natural resources, or injury to or death of any persons, no matter when it occurs or what the cause, including, without limitation, whether or not attributable, in whole or part, to a condition(s) of or upon the Assets that existed before the Effective Date, (including, but not limited to, a condition which may be considered to be a nuisance and/or which affects or threatens to affect the environment); and (iii) any condition(s) of or upon the Assets (including, without limitation, any condition which may be considered to be a nuisance and/or which affects or threatens to affect the environment), whether or not it existed prior to the Effective Date.

          (c) MOC agrees, effective as of the Effective Date, to indemnify, defend and hold harmless Purchaser, its officers, directors, employees, parent, affiliate and subsidiary corporations, from and against any and all claims, demands, liabilities, costs, judgments, expenses (including, but not limited to, court costs and reasonable attorney's fees), damages and losses relating directly to the following only: (i) injury to (including death of) any person occurring prior to the Effective Date and caused by MOC's operation of the. Assets; (ii) any crop damage occurring prior to the year 1996 (but not including crop damage which occurs in 1996 or thereafter but results from a condition(s) of or upon the Assets that existed before 1996); and (iii) MOC's failure, during the period it owned the Assets, to timely and properly account to a third party for production proceeds MOC was obligated to pay pursuant to any applicable lease agreement, unit agreement or pooling agreement conveyed to Purchaser under this Agreement.
          (d) The parties agree that the indemnity provisions of Sections 15.2(b) and (c), above, shall apply regardless of whether the applicable indemnitee was wholly partially, actively or passively, negligent or otherwise at fault, and whether or not the claim, damage, loss or liability is based on a theory of negligence, negligence per se, strict liability, willful misconduct, products liability, premises liability or other theory of liability.
          (e) Purchaser agrees, and shall agree in the instrument conveying the Assets, that any subsequent assignment or transfer of the Assets, or any portion thereof, made by Purchaser, shall contain covenants respecting plugging and abandonment and surface restoration similar to the terms in this Section 15.2(a), and Purchaser agrees that any such assignment or transfer will not relieve the Purchaser herein of the obligations assumed in this Section 15.2.
          (f) The parties agree that, to the extent the provisions of any instrument conveying the Assets conflicts with the provisions of this Section 15.2, the provisions of this Section 15.2 shall control.

          15.3 Call on Oil. MOC, or its designee, will have, for a period of twenty (20) years beginning with the Effective Date, the continuing right and option, at any time, and from time to time, to purchase the crude oil (including condensate, distillate and other liquids recovered from the well stream by normal lease-separation methods) produced and saved from the Subject Interests. The price to be paid therefor shall be the "posted" price of MOC, gravity adjusted, applicable thereto for the particular crude type. In the event MOC does not "post" for a particular crude type, the price will be based on a mutually agreed upon major company's posting. MOC intends to exercise this option initially and to purchase the crude oil on a continuing basis. MOC may terminate or initiate the purchase of crude oil an three (3) months' notice. Purchaser shall notify MOC in advance of significant changes in quantity or quality of the stream resulting from development or other work in the Subject Interests. For the purposes of this paragraph, notice can be given to:

          Marathon Oil Company
          Refinery Office Building
          Robinson, Illinois 62454
          Attn:  Crude Oil Acquisition

unless MOC provides Purchaser prior written notice of a change of address.

          15.4 Records. Within a reasonable amount of time after Closing, MOC will deliver to Purchaser true and accurate copies of relevant records as described at Section 2.1(d) pertaining to the Assets. Purchaser shall provide MOC with access to, and MOC shall have the right to copy at its own expense, any documents, data or material delivered to Purchaser under this Agreement.

          15.5 Employment. Purchaser agrees to promptly provide MOC with the name and address of every former employee of MOC, if any, who is employed by Purchaser within thirty (30) days following the Closing.

          15.6  Further Assurances.    After Closing, MOC and Purchaser agree
to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary useful in carrying out the purposes of this Agreement or of document delivered pursuant hereto.

                            ARTICLE XVI  TERMINATION


          16.1 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing:
          (a) By mutual consent of the parties;
          (b) By MOC, if the Closing shall not have occurred as hereinabove provided because Purchaser shall have failed to obtain financing or to materially perform its obligations hereunder; or
          (c) By Purchaser, if the Closing shall not have occurred as hereinabove provided because MOC shall have failed to materially perform its obligations hereunder.
          16.2 Effect of Termination. The following provisions shall apply in the event of termination of this Agreement:
          (a) If this Agreement is terminated for a reason not stated in either
Section 16.2(b) or Section 16.2(c), then such termination shall be without liability of either party to this Agreement, and MOC shall promptly return the Performance Deposit, together with the Interest Amount, to Purchaser or its designee(s) at ______________________________

_______________Bank, Acct.#______________________, located at _______________
________________________________________________.

          (b) If this Agreement is terminated by MOC as a result of Purchaser's failure to remit the balance of the Performance Deposit as specified in Section
3.1 or to obtain financing or as a result of the negligent or willful failure of Purchaser to perform its obligations hereunder, (i) Purchaser shall be fully liable for any and all actual, incidental and consequential damages (including, but not limited to, lost profits), costs and expenses (including, but not limited to reasonable attorneys' fees) hereby sustained or incurred by MOC, and
(ii) MOC shall be entitled to retain all of the remitted Performance Deposit and the Interest Amount thereon as payment toward the damages, costs and expenses described in (i) above. If the Performance Deposit and the Interest Amount together exceed the total damages, costs and expenses owed by Purchaser to MOC under (i) above, MOC shall still be entitled to retain the entire remitted Performance Deposit and Interest Amount.

          (c) If this Agreement shall be terminated by Purchaser as a result of the negligent or willful failure of MOC to perform its obligations hereunder, MOC shall be fully liable for any and all actual, incidental and consequential damages (including, but not limited to, lost profits), costs and expenses (including, but not limited to, reasonable attorneys' fees) thereby sustained or incurred by Purchaser, up to a maximum of $200,000.00, and MOC shall promptly return the Performance Deposit, together with the Interest Amount to Purchaser or its designee(s) at __________________

_________________________Bank, Acct.#________________located at ____________
____________________________________________________.

          16.3 MOC Rights Upon Termination. Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to Section 16.1, MOC shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement; and Purchaser shall be liable for all actual, incidental and consequential damages (including, but not limited to, lost profits) sustained or incurred by MOC if it attempts to interfere in any way with any such enjoyment or action by MOC.

          16.4 Return of Financial Data. Upon termination, MOC will promptly return to Purchaser all financial data concerning Purchaser, except such data as MOC may have obtained prior to any disclosure by Purchaser or rightfully received from a third party under an obligation of confidence.

                             ARTICLE XVII    TAXES

          17.1 Apportionment of Real Property Taxes. All real property taxes assessed as of the 1996 assessment dates, based on the volume of hydrocarbons produced from the Assets in 1995 shall be the responsibility of and paid by Purchaser. All real property taxes assessed as of the 1995 assessment dates, based on the volume of hydrocarbons produced from the Assets in 1994 shall be prorated between Purchaser and MOC as follows:
     (a) MOC shall be responsible and liable for 83.29% of the 1995 assessed tax payable in 1996; and
     (b) Purchaser shall be responsible and liable for 16.71% of the 1995 assessed tax payable in 1996.

          Purchase shall be responsible and liable for the entire portion of the 1995 assessed tax, payable in 1996, which is attributable to various lease burdens, such as royalties and overriding royalties, and for other working interest owners in jointly operated properties' provided, however, MOC shall assign to Purchaser all monies withheld by MOC (if any) for such taxes. Purchaser shall invoice MOC for its portion of said real property taxes assessed for 1995 when due and payable to the taxing authority under state law. Provided that, if MOC pays the properly invoiced amount to Purchaser at least one (1) month before payment of the taxes is delinquent under state law, Purchaser shall then be solely liable and responsible for payment to, and shall report and make payment to, the appropriate taxing authority. Purchaser shall be responsible for all such taxes assessed in any year thereafter.

          Beginning with the Effective Date, Purchaser will be responsible for filing all ad valorem tax returns with the appropriate authorities.

          17.2 Sales Taxes. The Purchase Price provided for hereunder is net of any sales taxes or other transfer taxes in connection with the sale of the Assets. Purchaser shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fee, and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement. Purchaser shall indemnify and hold MOC harmless with respect to the payment of any of those taxes including any interest or penalties assessed thereon.

          17.3 Other Taxes. All excise, windfall profit and other taxes relating to production of oil, gas and condensate attributable to the Assets prior to the Effective Date shall be paid by MOC, and all such taxes relating to such production on or after the Effective Date shall be paid by Purchaser. Real property taxes not related to production shall be prorated between MOC and Purchaser as of the Effective Date.

          17.4 Taxes Paid For Others. Purchaser agrees to withhold from future income distributions to royalty owners, working interest owners, overriding royalty interest owners and other production burden holders as to the Assets, amounts sufficient to reimburse MOC for various taxes (e.g., ad valorem, real property, severance, etc.) paid by MOC on behalf of such interest holders while MOC operated the Assets. MOC will provide Purchaser with sufficient documentation to allow Purchaser to confirm amounts to be withheld and will indemnify and hold Purchaser harmless from liability for deducting such sums as directed by MOC. Purchaser agrees to promptly forward to MOC such sums which are deducted pursuant to this Section 17.4.

          17.5  Cooperation.   Each party to this Agreement shall provide the
other party with reasonable access to all relevant documents, data and other information which may be required by the other party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither party to this Agreement shall be required at any time to disclose to the other party any tax returns or other confidential tax information.

       ARTICLE XVIII  PREFERENTIAL PURCHASE RIGHTS AND RIGHTS TO CONSENT

          18.1  Exercise of Preferential Purchase Rights.  If, prior to
Closing, any holder of a preferential purchase right notifies MOC that it intends to consummate the purchase of the Subject Interests to which its preferential purchase right applies, then those Subject Interests shall be excluded from the Assets to be conveyed to Purchaser under this Agreement. The Purchase Price shall be reduced for any Leasehold Interest so excluded by the portion of the Purchase Price determined in accordance with Section 18.3 and for any non-Leasehold Interest so excluded by the amount specified in Exhibit C; provided, however, that if the holder of such preferential purchase right fails to consummate the purchase of the Subject Interest covered by such right, then MOC shall so notify Purchaser, and within fifteen(15) days after Purchaser's receipt of such notice from MOC, MOC shall sell to Purchaser, and Purchaser shall purchase from MOC, for a price equal to the portion of the Purchase Price specified above for the Subject Interest, and upon the other terms of this Agreement, the Subject Interest to which the preferential purchase right applied. All Subject Interests for which a preferential purchase right has not been asserted prior to Closing by the holder of such right shall be sold to Purchaser at Closing pursuant to the provisions of this Agreement. If one or more of the holders of any such preferential purchase rights notifies MOC subsequent to the Closing that it intends to assert its preferential purchase right, MOC shall give notice thereof to Purchaser, whereupon Purchaser shall satisfy all such preferential purchase rights obligations of MOC to such holders and shall indemnify and hold harmless MOC from and against any and all claims, liabilities, losses, costs and expenses (including, but not limited to, court costs and reasonable attorney's fees) in connection therewith, and Purchaser shall be entitled to receive (and MOC hereby assigns to Purchaser all of MOC's rights to) all proceeds received from such holders in connection with such preferential purchase rights.

          18.2 Non-Consents to Assignments. If, prior to Closing, any holder of a right to consent to assignment does not consent to the assignment of the Subject Interests to which its right applies, then those Subject Interests shall be excluded from the Assets to be assigned to Purchaser under this Agreement. The Purchase Price shall be reduced for any Leasehold Interest excluded by the portion of the Purchase Price determined in accordance with Section 18.3 and for any non-Leasehold interests so excluded by the amount specified in Exhibit C.

          18.3 Excluded Leasehold Interest. The value of an excluded Leasehold Interest (V) is to the total Purchase Price (PP) , as the net revenue attributable to the applicable Leasehold Interest for the nine (9) consecutive months preceding October

1, 1995 and ending on September 30, 1995 (IR) is to the net revenue attributable to all of the Subject Interests for the same nine (9) month period (AR)

[or   V   : IR ].
      --    --
      PP    AR

          18.4 Support for Excluded Leasehold Interests. If any Leasehold Interests are excluded from the Assets pursuant to Section 18.2, Purchaser shall supply services to MOC or its assignee at cost as necessary to support a waterflood operation by MOC or its assignee on such Leasehold Interests. These services shall include, but not necessarily be limited to, the supply of water and electricity; the receiving, processing and storage of produced fluids; the disposal of produced water; and ingress and egress.

             ARTICLE XIX  INDEPENDENT INVESTIGATION AND DISCLAIMER

          19.1 Independent Investigation and Disclaimer. Purchaser acknowledges that in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied only on its own independent investigation of the Assets, and upon the representations, warranties and covenants in this Agreement. Accordingly, Purchaser acknowledges that MOC has not made, AND MOC HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (i) TITLE (EXCEPT AS STATED IN SECTION 14.1), (ii) THE

CONDITION OF THE ASSETS (INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED OR SHOWN, OR TO BE FURNISHED OR SHOWN TO PURCHASER BY OR ON BEHALF OF MOC (INCLUDING, BUT NOT LIMITED TO, INFORMATION, DATA, GEOLOGICAL OR GEOPHYSICAL DATA, OR ANY INTERPRETATION, RENDERING, CHARTING OR DRAWING THEREOF, OR OTHER MATERIALS REGARDING THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTION, PRESENT OR PAST PRODUCTION RATES, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), AND (iv) THE AMOUNT OF RESERVES OR THE ABILITY TO PRODUCE; provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the representations and warranties of MOC set forth in Article IV hereof.

                           ARTICLE XX  MISCELLANEOUS


          20.1 Governing Law. This Agreement and all assignments and other instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Illinois.

          20.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, except for the Confidentiality Agreement dated June 19, 1995. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

          20.3 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          20.4 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          20.5 Assignment. Neither party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          20.6. Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, telefax or by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, the addresses of the parties shall be as follows:

          MOC's Mailing Address:
            Marathon Oil Company
            P. 0. Box 689
            Oklahoma City, OK 73132
            Attention: Region Manager

          Purchaser's Mailing Address:
            Crete Oil Company, Inc.
            722 W.  Exchange St.
            Crete, Illinois 60417
            Attention: President

Each party shall have the right, upon giving ten (10) days' prior written notice to the other, in the manner hereinabove provided, to change its address for purposes of notice.

          20.7 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction. MOC shall reimburse Purchaser for the filing fee required under HSR.

          20.8  Severability.   If any term or other provision of this Agreement
is determined by a court to be invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

          20.9  Publicity.   MOC and Purchaser shall consult with each other
with regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or other release without the prior written consent of the other party. Without limiting the above, the parties agree that the Purchase Price shall be kept confidential.

          20.10 Use of MOC's Name. As soon as practicable, but in any event no later than thirty (30) days after the Closing, Purchaser shall remove or cause to be removed the names and marks used by MOC and all variations and derivatives thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of those names, marks and logos. MOC, upon reasonable notice, may enter the property any time after thirty (30) days, to determine if Purchaser has taken the actions required by this Section and, if such actions have not been taken, to remove such names and marks, and bill Purchaser for the cost of such removal.

          20.11 Consequential Damages. Except as expressly provided herein, the parties waive any rights to incidental or consequential damages resulting from a breach of this Agreement.

          20.12 Brokers' and Finders' Fees. Neither party shall have any liability, contingent or otherwise, for brokers' or finders' fees relating to the sale of the Assets incurred by the other party, and each party agrees to indemnify and hold the other harmless for any such liability arising as a result of the other party's actions.

          20.13 Survival. Only the representations, warranties, covenants and obligations of Articles IV, V, X, XIV, XV, XVI, XVII, XVIII, XIX, and XX, and Sections 3.4, 7.2, 8.3, 8.5, 9.3 and 9.5, and those contained in the Deeds and Assignments, shall survive the Closing.

          20.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          In witness whereof, the parties have executed this Agreement as of the day and year first set forth above.



ATTEST:                                     MARATHON OIL COMPANY

                                                /s/ D.C. GERARD
______________________________              By:_________________________________
Assistant Secretary                             Its Vice President, Domestic
                                                Production

ATTEST:                                     CRETE OIL COMPANY, INC.

                                                /s/ ROBERT J. McCULLOUGH
______________________________              By:_________________________________
Assistant Secretary                             Its President

                                   AMENDMENT

                                     to the

                      PURCHASE AND SALE AGREEMENT between

                MARATHON OIL COMPANY and CRETE OIL COMPANY, INC.

                             dated October 31, 1995

     This Amendment (the "Amendment") is made to the Purchase and Sale Agreement (the "Agreement") dated October 31, 1995, between Marathon Oil Company, an Ohio corporation ("MOC"), and Crete Oil Company, Inc., an Illinois corporation ("Purchaser").

                                    RECITALS

     Whereas, MOC desires to sell and Purchaser desires to purchase certain oil and gas properties and related rights on the terms and conditions provided in the Agreement;

     And whereas, Plains Illinois Inc., a wholly owned subsidiary of Plains Resources Inc., is the assignee of Crete Oil Company, Inc. pursuant to an assignment of the Agreement and a consent thereto from MOC;

     And whereas, MOC, Plains Resources Inc. and Plains Illinois Inc., as the Purchaser, desire to amend certain terms and conditions of the Agreement;

     Now, therefore, MOC, Purchaser and Plains Resources Inc., for good and valuable consideration, the receipt of which is acknowledged, agree as follows:

A. The following Sections of the Agreement shall be amended to read as set forth herein.

     1.  Section 2.1 (b)

     To the extent attributable or allocable to the Subject Interests, all of MOC's right, title and interest in and to (i) all wells, equipment and facilities, except as set forth at Exhibit B, which are located on (or in the case of line injection wells, on or adjacent to) or used exclusively and directly in connection with the production, treatment or transportation of oil and gas from the Subject Interests, (ii) all trucks, equipment, electrical poles and lines, personal property and inventory owned by MOC and located on or used exclusively and directly in connection with the Subject Interests, (iii) to the extent they are assignable, all orders, contracts, agreements and other instruments which affect the Subject Interests, including, but not limited to, those described at Exhibits A1 through A7 [but not including the following: insurance contracts held by MOC; orders, contracts, agreements and other instruments which include or affect oil and gas properties of MOC other than the Subject Interests; and production sales agreements with any affiliates or subsidiaries of MOC, the collective bargaining agreement between MOC and Local No. 7-482 of the Oil, Chemical and Atomic Workers International Union], (iv) to the extent they are assignable and subject to the conditions set forth in Exhibit B, all easements, licenses, authorizations, permits and similar rights and interests which affect, but only to the extent they affect, the Subject Interests and (v) to the extent they are assignable, all other rights, privileges, benefits and powers conferred upon the owner and holder of the Subject Interests; but not including any and all assets, facilities, contract, real and personal property (whether tangible or intangible) owned or operated by MOC's refining, pipeline, supply and transportation or marketing organizations;

     2.  Section 2.1 (c)

     Subject to Section 15.4, originals of general operating records, well files, lease files, contract files (including unit and operating agreement files), land files, regulatory reports and certificates, abstracts and title opinions, logs, cores, geological, petrophysical, geophysical and engineering data, and geologic and engineering studies pertaining to the Illinois Basin; but not including all of the following: any legal files, attorney-client communications or attorney work product; those items for which MOC is required by law or regulation to retain the originals (and in such instance MOC shall provide copies to Purchaser); MOC's geophysical and geological data base for which there is a contractual prohibition upon transfer or licensing to Purchaser; auditors' reports; and reserve reports. MOC shall also provide Purchaser with copies of and/or access to actual revenue data for the last three
(3) years pertaining to the Assets.

     3.  Section 15.2 (c)

     MOC agrees, effective as of the Effective Date, to indemnify, defend and hold harmless Purchaser, its officers, directors, employees, parent, affiliate and subsidiary corporations, from and against any and all claims, demands, liabilities, costs, judgments, expenses (including, but not limited to, court costs and reasonable attorney's fees), damages and losses relating directly to the following only: (i) injury to (including death of) any person occurring prior to the Closing Date and caused by MOC's operation of the Assets; (ii) any crop damage occurring prior to the year 1996 (but not including crop damage which occurs in 1996 or thereafter but results from a condition(s) of or upon the Assets that existed before 1996); (iii) MOC's failure, during the period it owned the Assets, to timely and properly account to a third party for production proceeds MOC was obligated to pay pursuant to any applicable lease agreement, unit agreement or pooling agreement conveyed to Purchaser under this Agreement;
(iv) the pending litigation, contractual defaults, claims and other items set forth in sections I, III, IV, V and VI of Exhibit D; and (v) claims for contractual defaults attributable to the Assets or their operation which occurred prior to the Closing Date

     4.  Section 15.3

       Call on Oil.  MOC, or its designee, will have, for a period of twenty
(20) years beginning on January 1, 1996, the right to purchase the crude oil (including condensate, distillate and other liquids recovered from the well stream by normal lease-separation methods) produced and saved from the Subject Interests. The price to be paid shall be the market price as mutually agreed upon from time to time by the parties hereto. Each party agrees to negotiate with the other party to establish the market price in a timely manner and in good faith. In the event the parties cannot agree upon a market price to be paid, the price proposed to be paid by MOC (the "MOC Price"), shall be considered the market price, provided that, for a period of sixty (60) days after the effective date of the MOC Price, Purchaser may cancel its contract or obligation to deliver crude oil to MOC by providing MOC with five (5) business days prior notice of cancellation. Purchaser may only exercise its right to cancel if such crude oil is sold or to be sold to a third party for a price in excess of the MOC Price. In such event, MOC's right to purchase such crude oil shall be suspended for a period that does not exceed the lesser of (i) two years, or (ii) the term of Purchaser's contract with such third party.

     In the event that Purchaser desires to sell crude oil production subject to this Agreement to a third party for a price that is in excess of the price currently being paid by MOC, Purchaser shall provide MOC with the pertinent terms of such third party offer. MOC shall have ten (10) business days to agree to purchase the crude oil on the same terms and conditions, effective upon the termination of the then existing agreement under which MOC is purchasing such crude oil. If MOC does not exercise its right to match such third party offer, Purchaser shall be entitled to sell such crude oil to said third party on the terms provided to MOC, upon the expiration of the then existing agreement with MOC. The term of any such sales to a third party shall not exceed two years.

     Purchaser shall notify MOC in advance of significant changes in quantity or quality of the stream resulting from development or other work in the Subject Interests. For the purposes of this paragraph, notice can be given to:

     Marathon Oil Company
     Refinery Office Building

     Robinson, Illinois 62454
     Attn:  Crude Oil Acquisition

unless MOC provides Purchaser prior written notice of a change of address.

     5.  Exhibit "B", Section 5

     Marathon Pipe Line Company has pipelines, pump stations, meters, corrosion prevention equipment (and associated ground beds) and other equipment located on or in easements and surface leases which are the subject of this Agreement. All such pipelines, pump stations, meters, corrosion prevention equipment (and associated ground beds) and other equipment and any other equipment or facilities owned by a subsidiary or affiliate of MOC, are hereby excluded from this sale. MOC shall, however grant a concurrent interest in the excluded easements and rights of way for permitted uses thereunder for the purpose of operating and maintaining the Assets. Marathon Pipe Line Company shall have a concurrent interest in any easements and surface leases conveyed hereunder on in which Marathon Pipe Line Company has located pipelines, pump stations, meters, corrosion prevention equipment (and associated ground beds) and other equipment for permitted uses thereunder for the purpose of operating and maintaining the same and to lay, construct, operate and maintain future pipelines as necessary and convenient. Marathon Pipe Line Company shall have the right to transport electricity over power lines assigned under this Agreement for the purpose of operating its pump stations.

     6. Exhibit "E" shall be amended to incorporate the above and shall have added the following Sections:

1. (d) A concurrent interest in the easements and rights of way described in Exhibit "D" for permitted uses thereunder for the purpose of operating and maintaining the Assets.

and,

5. MOC excepts and reserves unto itself, it successors and assigns, and unto its wholly owned subsidiary, Marathon Pipe Line Company, a concurrent interest in any easements, rights of way and surface leases conveyed hereunder on in which Marathon Pipe Line Company has located pipelines, pump stations, meters, corrosion prevention equipment (and associated ground beds) and other equipment for permitted uses thereunder for the purpose of operating and maintaining the same and to lay, construct, operate and maintain future pipelines as necessary and convenient. MOC also excepts and reserves unto itself, it successors and assigns, and unto its wholly owned subsidiary, Marathon Pipe Line Company, the right to transport electricity over power lines assigned hereunder for the purpose of operating Marathon Pipe Line Company pump stations.

The remaining sections of Exhibit"E" shall be renumbered accordingly.

     7.  Section 3.2

     Purchase Price . The aggregate Purchase Price for the Assets shall be the amount of Forty-six Million, Two Hundred Thousand Dollars US ($46,200,000.00 US) (the "Purchase Price") payable as follows:

     a) $41.5 million cash (less the Performance Deposit and Interest Account) and

     b) $4.7 million payable in Plains Resources Inc. Common Stock, $.10 par value. The number of shares of Common Stock to be issued at Closing (the "Common Stock") shall be equal to $4.7 million divided by the closing market price for Plains Resources Inc.'s common stock on the day immediately preceding the Closing ("Closing Price").

Purchaser shall as expeditiously as possible, but within 90 days of the Closing Date prepare and file with the Securities Exchange Commission a Shelf Registration Statement under Rule 415 of the Securities Act with respect to the Common Stock ("Registration Statement") and use its best efforts to cause the Registration Statement to become and remain effective until all the Common Stock can be sold.

          For a one year period following the date the Registration Statement becomes effective, Purchaser shall be obligated to make an adjustment to the Purchase Price of up to $470,000 cash in the following circumstances (the "Price Adjustment"). The Price Adjustment shall occur if MOC sells part or all of the Common Stock at a price less than the Closing Price. Notwithstanding the foregoing, if MOC sells a portion of the Common Stock at a price above the Closing Price such that in the aggregate the average price received by MOC equals or exceeds the Closing Price, there shall be no Price Adjustment. In the event a Price Adjustment is applicable, MOC shall provide Purchaser written request for such Price Adjustment, setting forth in detail the number of shares sold, the price received by MOC for such shares and the date such shares were sold. Payment shall be made by Purchaser in cash to MOC within thirty days from receipt of such notice.

          In the event MOC has received Price Adjustment in the manner described above and subsequently sells additional Common Stock within two years following the date the registration statement becomes effective above the Closing Price, then MOC shall reimburse Purchaser for any Price Adjustment previously paid to MOC which is in excess of the Price Adjustment which would be due to MOC if the aggregate sales of Common Stock were used to calculate the Price Adjustment.

          MOC hereby represents as follows:

          a) it is acquiring Plains Resources Inc.'s Common Stock for its own account with the present intention of holding such stock for purposes of investment.

          b) it has no intention of selling Plains Resources Inc.'s Common Stock in a public distribution in violation of the Federal Securities Law or any applicable state securities law, and

          c) it is an accredited investor (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

          Unless otherwise agreed to by MOC and Purchaser prior to the Closing Date, or as modified by Section 3.4, payment of the cash portion of the Purchase Price shall be by wire transfer of federal (same day) funds by Purchaser to MOC's designated United States bank account at Closing (as defined in Section 13.1).


B. In all other respects the Agreement shall remain unchanged and in full force and effect.


          IN WITNESS WHEREOF, the parties have executed this Amendment as of December 4, 1995.


MARATHON OIL COMPANY

By:    /s/ D. C. Gerard
   ----------------------------------
    D. C. Gerard   its Vice President


PLAINS RESOURCES INC.                  PLAINS ILLINOIS INC.

By:  /s/ Greg L. Armstrong             By:  /s/ Greg L. Armstrong
   ----------------------------------       -----------------------------------
   Greg L. Armstrong    its President       Greg L. Armstrong     its President